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                                                                   EXHIBIT 10.21

                          PURCHASE AND SALE AGREEMENT

              WITNESSETH THIS PURCHASE AND SALE AGREEMENT, made as of this 12th day of July, 1996 ("Agreement"), between MOBIL PRODUCING TEXAS & NEW MEXICO INC., a Delaware corporation ("Seller"), with a place of business at 12450 Greenspoint Drive, Houston, Texas 77060, and TITAN RESOURCES, L.P., a Texas Limited Partnership by and through its General Partner, Titan Resources I, Inc., a Texas corporation ("Purchaser"), with a place of business at 500 West Texas, Suite 500, Midland, Texas 79701.

              WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and conditions set forth in this Agreement, certain interests and operating rights in certain oil and gas leases, agreements, contracts, real property personal property, and equipment; and

              WHEREAS, at Purchaser's request or otherwise, and in the interest of full disclosure without any representation as to its meaning or validity, Seller may desire to provide Purchaser and/or has heretofore provided Purchaser with proprietary, subjective, confidential, or interpretative data, reports, information or projections concerning the past or present production of hydrocarbons or the quality and quantity, if any, of the hydrocarbon reserves or the environmental condition of the Interests defined in Article 2 (collectively, referred to as "PROPRIETARY DATA"); and

              WHEREAS, Seller disclaims all responsibility for the accuracy or completeness of the Proprietary Data; and

              WHEREAS, Purchaser specifically acknowledges and agrees that the Proprietary Data is proprietary, subjective, confidential and interpretative; that any reliance by Purchaser on the Proprietary Data for any purpose whatsoever, including but not limited to the calculation of its own projections concerning the quality and quantity, if any, of hydrocarbon reserves contained in the Interests or its decision to purchase the Interests shall be at Purchaser's sole risk AND PURCHASER SHALL NOT USE THE PROPRIETARY DATA AS THE BASIS OF ANY CLAIM, DEMAND, LIABILITY OR CAUSE OF ACTION FOR MISREPRESENTATION, BREACH OF WARRANTY, BREACH OF CONTRACT OR OTHERWISE.

              NOW, THEREFORE, for good and valuable consideration and for the mutual covenants herein contained, Seller and Purchaser agree as follows:

                           ARTICLE 1. EFFECTIVE TIME

       The "EFFECTIVE TIME" of the sale and purchase provided for in this Agreement shall be September 1, 1996, as of 7:00 a.m., local time.

                         ARTICLE 2. PURCHASE AND SALE

2.01 THE INTERESTS: Subject to the terms, conditions, reservations, and exceptions specified in this Agreement, including Seller's receipt of the requisite management approval as specified below, Seller shall sell and Purchaser shall purchase as of the Effective Time all of Seller's right, title and interest in and to the assets described in Subsections 2.01(a) through 2.01(f) (collectively called the "INTERESTS"):


       (a) The oil, gas and other mineral leasehold interests described in Exhibit "A", attached hereto and made a part hereof, the leasehold estates or other interests in oil and gas
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              created thereby including working interests, net profits interest and similar interests and all rights and privileges appurtenant thereto or that may arise by operation of law or otherwise insofar as such cover and affect the lands and depths described in Exhibit "A" (hereinafter called the "REAL PROPERTY"), together with Seller's interest in any pooled, communitized, or unitized acreage, derived by virtue of Seller's ownership of the Real Property. It being Seller's intent to sell and convey to Purchaser all of Seller's right, title and interest therein unless specifically excluded hereunder;

       (b) The wells, equipment and facilities located on the Real Property and used directly and exclusively in the operation of the Real Property (collectively called the "EQUIPMENT"), including, but not limited to, pumps, platforms, well equipment (surface and subsurface), saltwater disposal wells, injection wells, water wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines and transportation lines (to the extent they are not owned and/or operated by any affiliate of Seller), valves, meters, separators, tanks, tank batteries, buildings and other fixtures, including items in inventory for the benefit of any joint account for Interests subject to joint operating agreements;

       (c) Oil, condensate, natural gas and natural gas liquids produced after the Effective Time, including "line fill" and inventory below the pipeline connector in tanks, attributable to the Interests;

       (d) To the extent transferable, all contracts and agreements concerning the Interests, including, but not limited to, unit agreements, pooling agreements, transportation agreements, gas contracts, areas of mutual interest, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, operating agreements and gas balancing agreements;

       (e)    To the extent transferable and except as reserved by Seller in
              Section 2.03, all surface use agreements, easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connector with, any or all of the Interests and Seller will use reasonable efforts to keep same in force and effect from the execution of this Agreement until the Closing; and

       (f) All interest of Seller in Dollarhide Ltd. and any surface estate owned by such entity.

2.02 EXCLUDED ASSETS: The following are expressly excluded from the Agreement (collectively, the "EXCLUDED ASSETS"):

       (a) All mineral fee, overriding royalty and royalty interests in, on and under the Real Property, that are expressly described in Exhibit "A" as being excluded, provided such Excluded Asset does not decrease the net revenue interest shown for a property on Exhibit "B" hereto;

       (b) Tools, vehicles or other rolling stock, boats, communication equipment, leased equipment, office equipment, computer equipment and software;

       (c) Spot sales contracts, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts and constructor agreements; and

       (d) All pipelines, equipment and rights-of-way owned and operated by any affiliate of Seller as of the date of this Agreement.





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2.03   RESERVATION OF RIGHTS: If Seller reserves any interests, including the deep rights in any Interests conveyed pursuant to this Agreement where not prohibited, Seller shall also retain the right to use any and all applicable easements, rights-of-way, licenses, authorizations, permits, contracts or other rights relating to the reserved interests provided such use by Seller does not unreasonably interfere with or impede Purchaser's right to use or dispose of the same. Seller agrees that it will pay its proportionate share of maintenance costs on any easements, right-of-way or other facilities, based on Seller's actual use of same.

2.04 MANAGEMENT/BOARD APPROVAL: THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT MAY REQUIRE THE APPROVAL OF SEVERAL MEMBERS OF SELLER'S MANAGEMENT AND ITS BOARD OF DIRECTORS OR EXECUTIVE Committee. IF ANY MEMBER OF SELLER'S MANAGEMENT FAILS TO APPROVE THIS AGREEMENT, SELLER SHALL HAVE NO OBLIGATION TO SUBMIT THIS AGREEMENT TO ANY OTHER MEMBER OF ITS MANAGEMENT, ITS BOARD OF DIRECTORS OR EXECUTIVE COMMITTEE. SELLER'S MANAGEMENT DECISION OR ITS BOARD OF DIRECTORS' OR EXECUTIVE COMMITTEE'S DECISION WHETHER OR NOT TO APPROVE THIS AGREEMENT SHALL BE IN THE SOLE AND ABSOLUTE DISCRETION OF THE APPLICABLE MANAGER, BOARD OF DIRECTORS OR EXECUTIVE COMMITTEE, NONE OF WHICH SHALL HAVE ANY OBLIGATION TO BE REASONABLE OR NOT BE ARBITRARY. SELLER'S FAILURE TO SECURE THE REQUISITE MANAGEMENT APPROVAL BY SEPTEMBER 1,1996 SHALL ENTITLE PURCHASER TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SELLER WHEREUPON PURCHASER'S PERFORMANCE DEPOSIT (AS HEREINAFTER DEFINED) SHALL BE PROMPTLY REFUNDED TO PURCHASER.

2.05 EXCLUDED DATA AND INTERPRETATIONS: EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY AND ALL GEOPHYSICAL, SEISMIC AND OTHER TECHNICAL DATA AND INTERPRETATIONS THEREOF AND ANY CONFIDENTIAL OR PROPRIETARY DATA SHALL BE EXCLUDED FROM THIS PURCHASE AND SALE TRANSACTION.

2.06 EXCLUSION OF PRIOR EXISTING RIGHTS OR CLAIMS: THERE IS ALSO SPECIFICALLY EXCEPTED, EXCLUDED AND RESERVED FROM THE TRANSACTION CONTEMPLATED HEREBY, ALL RIGHTS AND CLAIMS ARISING, OCCURRING, OR EXISTING IN SELLER PRIOR TO THE EFFECTIVE TIME INCLUDING, BUT NOT LIMITED TO, ANY AND ALL CONTRACT RIGHTS, CLAIMS, PENALTIES, RECEIVABLES, REVENUES, RECOUPMENT RIGHTS, RECOVERY RIGHTS (EXCEPTING GAS IMBALANCES), ACCOUNTING ADJUSTMENTS, MISPAYMENTS, ERRONEOUS PAYMENTS OR OTHER CLAIMS OF ANY NATURE RELATING TO ANY TIME PERIOD PRIOR TO THE EFFECTIVE TIME, EXCEPT FOR ANY WARRANTY CLAIMS FOR MATERIALS OR WORKMANSHIP OR ENVIRONMENTAL CLAIMS SELLER MAY HAVE AGAINST THIRD PARTIES WHICH SELLER SHALL SUBROGATE TO PURCHASER.

                             ARTICLE 3. SALE PRICE

3.01 MANNER OF PAYMENT: The sale price for the Interests shall be ONE HUNDRED SIXTY-NINE MILLION EIGHT HUNDRED SEVEN THOUSAND AND NINE HUNDRED SEVENTY SIX DOLLARS ($169,807,976.00), hereinafter called the "SALE PRICE," and shall be paid as follows:

       (a) Upon the execution of this Agreement, Purchaser shall pay or cause to be paid into escrow the sum of EIGHT MILLION FOUR HUNDRED NINETY THOUSAND THREE HUNDRED NINETY NINE DOLLARS ($8,490,399.00), as a performance deposit, hereinafter, together with any interest earned thereon through the date of transfer of same out of escrow into Seller's account called the "PERFORMANCE DEPOSIT". The Performance Deposit shall be held by an escrow agent until such time as it is transferred to Seller's account pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit "C".





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       (b)    At the Closing (as defined in Article 4), Purchaser shall pay
              Seller or Seller's designee the Sale Price less the Performance Deposit, plus or minus any adjustments as hereinafter provided in this Agreement (the "ADJUSTED SALE PRICE"). The Adjusted Sale Price will reflect adjustments for the following:

              (i)    Casualty Defects as provided in Section 6.06
              (ii)   Preferential Rights as provided in Article 7.
              (iii)  Consents to Assign as provided in Article 7.
              (iv)   Title Defects as provided in Section 6.05.
              (v) Adjustments for Adverse Environmental Conditions as provided in Article 20.
              (vi) Other adjustments required under the terms of this Agreement or otherwise agreed to by Purchaser and Seller.
              (vii)  Lease Maintenance Conditions as provided in Article 23.

              If the total dollar amount of the adjustments to the Sale Price provided in 3.01 (b)(i)(iv) and (v) above aggregates to $5,000,000, or more, then Seller may elect to terminate this Agreement by written notice to Purchaser.

              If the total dollar amount of the adjustments to the Sale Price provided in 3.01 (b)(i), (iv) and (v) above aggregates to $10,000,000, or more, then Purchaser may elect to terminate this Agreement by written notice to Seller. Notwithstanding anything contained herein to the contrary, if the total dollar amount of adjustments to the Sale Price of any individual property listed on Exhibit "D" exceeds 30% of the dollar amount allocated thereto, then Purchaser may elect to terminate this Agreement by written notice to Purchaser.

       (c) Except as provided in Subsection 3.01(A) and Article 8, Seller shall not be obligated to segregate the Performance Deposit in a separate account, but may commingle the Performance Deposit with other funds in Seller's accounts, and the Performance Deposit shall not accrue interest for the benefit of Purchaser after the same is transferred out of escrow into Seller's account. Likewise, if the Performance Deposit is refunded to Purchaser pursuant to this Agreement, Purchaser shall not be entitled to any interest earned on the Performance Deposit after it is transferred to Seller's account.

       (d) The Adjusted Sale Price shall be paid to Seller by wire transfer of immediately available funds to Seller's account at Citibank, N.A. 111 Wall St., New York, N.Y., ABA #021000089, Mobil Oil Corporation, Acct. #4064-0942, unless Seller shall give written notice to Purchaser not less than two (2) business days prior to the Closing that it prefers payment of the Adjusted Sale Price to be made by another method or to another account or payee in which cases such payment shall be made in that manner.

3.02 ALLOCATION OF SALE PRICE: Purchaser shall allocate the Sale Price among the interests and operating rights in the Interests. Said allocation shall be incorporated in this Agreement as Exhibit "B". References herein to a "property" or "properties" refer to the wells, units and other subdivisions of the Real Property listed on Exhibit "A" which have an allocation of the Sale Price. Notwithstanding the foregoing, the Purchaser shall reallocate the Sale Price among the properties and the equipment and other personal property being purchased by Purchaser hereunder prior to Closing and attach the reallocated Sale Price as amended Exhibit "B" to this Agreement. However, any adjustment in the Sale Price for Title Defects, Adverse Environmental Conditions, or Lease Maintenance Conditions shall be based on the original allocation of the Sale Price, unless the Seller and Purchaser agree otherwise. No adjustments may be made by Purchaser in the allocation of the Sale Price to properties subject to





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       preferential rights to purchase after notice has been forwarded to the holder of such preferential rights, without the consent of Seller.

                             ARTICLE 4. THE CLOSING

       The sale and purchase described in Article 2 shall take place at a Closing (the "CLOSING"), at which the Purchaser shall pay or cause to be paid to Seller the Adjusted Sale Price and any applicable closing charges and Seller shall deliver, or cause to be delivered, the conveyancing instruments referred to in Article 13 to Purchaser. The Closing shall occur at Seller's office located at 12450 Greenspoint Drive, Houston, Texas 77060-1991 at 10:00 a.m., local time on the later of (a) August 30, 1996, (b) September 30, 1996 if either Seller or Purchaser elects to postpone Closing to such date (c) October 31, 1996 if Purchaser elects to postpone Closing to such date for purposes of completing its due diligence review or (d) such other time and place to which the parties may agree in writing (the "CLOSING DATE").

                             ARTICLE 5. TERMINATION

5.01 PURCHASER'S BREACH OR DEFAULT: IF THE PURCHASE AND SALE OF THE INTERESTS IS NOT COMPLETED AS CONTEMPLATED HEREIN BY REASON OF ANY BREACH OR DEFAULT BY PURCHASER, THEN SELLER SHALL, IN CONSIDERATION OF HAVING HELD THE INTERESTS OFF THE MARKET AND HAVING REFRAINED FROM DEALING WITH OTHERS CONCERNING THE INTERESTS AND AS LIQUIDATED DAMAGES IN LIEU OF ALL OTHER DAMAGES (AND AS SELLER'S SOLE REMEDY), RETAIN THE PERFORMANCE DEPOSIT. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH BREACH OR DEFAULT BY PURCHASER WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE PERFORMANCE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES.

5.02 Other Termination: IF THE PURCHASE AND SALE OF THE INTERESTS IS NOT COMPLETED BECAUSE OF A DEFAULT OR BREACH BY SELLER OR BECAUSE SELLER FAILED TO OBTAIN THE REQUISITE MANAGEMENT APPROVAL AS REQUIRED IN
       SECTION 2.04 ABOVE, OR IF THE PURCHASE AND SALE OF THE INTERESTS IS NOT COMPLETED BECAUSE OF ANY TERMINATION ELECTION AS PROVIDED IN THIS AGREEMENT, PURCHASER SHALL BE ENTITLED TO THE PROMPT RETURN OF THE PERFORMANCE DEPOSIT (WITHOUT INTEREST EARNED AFTER THE PERFORMANCE DEPOSIT IS TRANSFERRED TO SELLER'S ACCOUNT), THE RECOVERY OF WHICH SHALL BE PURCHASER'S SOLE REMEDY AGAINST SELLER.

            ARTICLE 6. DUE DILIGENCE AND TITLE AND CASUALTY DEFECTS

6.01 ACCESS TO SELLER'S PROPRIETARY AND NON-PROPRIETARY INFORMATION: Subject to Purchaser's confidentiality obligations described in Section 27.15 below and in addition to the Proprietary Data which Seller may provide to Purchaser as described in the recitals above, Seller shall make available to Purchaser during normal business hours at Seller's offices all material non-proprietary accounting records, gas balancing records, payout status records, files, records, documents and non-interpretive geophysical, seismic and technical data in Seller's possession or under its control relating to the Interests, including but not limited to, lease, land, title and division order files (including any available abstracts of title, title opinions and title curative documents), contracts, correspondence, permitting files, contract files, regulatory files, maps, engineering, production and well files and well logs. Seller shall not be obligated to perform any additional title work and Seller shall not be obligated to make any existing abstracts and title opinions current. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED OR WITH RESPECT TO INTERESTS TO WHICH





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       THE INFORMATION RELATES, AND PURCHASER EXPRESSLY AGREES THAT ANY
       CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

6.02 Access to Seller's Property: Seller shall make a good faith effort to give Purchaser or Purchaser's authorized representatives, at any reasonable time(s) before the Closing and upon adequate notice to Seller, physical access to the Real Property and Equipment included in the Interests, for the purpose of inspecting same. Such access shall be at Purchaser's sole risk, cost and expense and Purchaser shall indemnify, defend, save, discharge, release and hold harmless Seller from, and pay or reimburse Seller on a current basis for, any and all losses, liabilities, liens or encumbrances for labor or materials, claims and causes of action arising out of or in any way connected with or related to any personal injury to or death of any persons or damage to property occurring to or on the Interests as a result of Purchaser's exercise of its rights under this Section 6.02, whether latent or patent or whether or not such personal injury, death or property damage is caused by SELLER'S (OR ITS AGENTS, EMPLOYEES OR CONTRACTORS) (I) ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, JOINT NEGLIGENCE, CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE; OR (II) STRICT LIABILITY; BUT NOT SELLER'S WILLFUL MISCONDUCT. Purchaser agrees to comply fully with the rules, regulations and instructions issued by Seller regarding the actions of Purchaser while upon, entering or leaving the Interests. Seller shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to the indemnity set forth in this Section, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial.

6.03 TITLE DEFECT: For the purpose of this Agreement, the non-transferability requirement in any license, permit, right-of-way, pipeline franchise or easement affecting the Interests or a requirement that it be renegotiated upon a transfer of ownership, shall not constitute a Title Defect. A "TITLE DEFECT" shall mean an encumbrance, encroachment, irregularity, defect in or objection to Seller's title to a property that alone or in conjunction with other Title Defects renders Seller's title to the Interests unacceptable to Purchaser, including specifically one or more of the following:

       (a) Seller's title at the Effective Time, as to one or more of the Interests, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim not shown on Exhibit"A";

       (b) Seller's net revenue interest in any of the properties is less than the net revenue interest which is set forth in Exhibit "B" for such property, or Seller's working interest in any of the properties is greater than the working interest shown in Exhibit "B" for such property without a corresponding increase in the net revenue interest for such property;

       (c) Seller is in default under some material provision of a lease, agreement or other contract affecting the Interests; or

       (d) Seller's rights and interests are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in Exhibit "B".

6.04 NOTICE OF TITLE DEFECT: Purchaser shall notify Seller in writing of the nature of any Title Defect discovered by Purchaser and furnish Seller Purchaser's basis for the assertion of such Title Defect and data in support thereof as soon as practical after such discovery. Seller may request an increase in the Sale Price by delivery to Purchaser of written notice that the net revenue interest actually owned by Seller in any of the Interests is greater than that shown on Exhibit "B". Any Title Defect which is not disclosed to Seller within ten (10) business days prior to the Closing shall conclusively be deemed waived by Purchaser for all purposes, provided,





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       however, such waiver shall not be deemed to lessen Seller's obligations under its Special Warranty of Title to the properties conveyed to Purchaser pursuant hereto.

6.05 REMEDIES FOR TITLE DEFECTS: Upon timely delivery of notice, either by Purchaser of a Title Defect or by Seller of an increase in net revenue interest, Purchaser and Seller shall meet and use their best efforts to agree on the validity of the claim and the amount of any required adjustment to the Sale Price, provided that in no event shall any Sale Price reduction for an affected property exceed the amount allocated to the affected property on Exhibit "B". If Purchaser and Seller cannot agree on the amount of such a Sale Price adjustment, said amount shall be determined in accordance with the following guidelines:

       (a) If the Title Defect is based upon Purchaser's notice that Seller owns a lesser net revenue interest, or the notice is from Seller to the effect that Seller owns a greater net revenue interest than that shown on Exhibit "B", then the portion of the Sale Price allocated on Exhibit "B" to the affected property shall be reduced or increased (as the case may be) in the same proportion that the actual net revenue interest bears to the net revenue interest shown on Exhibit "B" for such property.

       (b) If the Title Defect is a lien, encumbrance or other charge upon a property which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected properly. If the Title Defect represents an obligation or burden upon the affected property for which the economic detriment to Seller is not liquidated but can be estimated with reasonable certainty as agreed to by the parties, the adjustment shall be the sum necessary to compensate Purchaser at the Closing for the adverse economic effect which the Title Defect will have on the affected property.

       (c) Subject to Subsection 6.05(e), if the Title Defect cannot be accommodated pursuant to Subsections 6.05(a) or 6.05(b) and the parties cannot otherwise agree on the amount of such an adjustment to the Sale Price or Seller cannot cure the Title Defect to the reasonable satisfaction of Purchaser prior to the Closing, the property affected by the Title Defect shall be excluded from the Interests conveyed to Purchaser at the Closing and the Sale Price shall be reduced by the amount allocated by Purchaser to the affected property on Exhibit "B".

       (d) Purchaser may only adjust the Sale Price for Title Defects at the Closing if the cumulative amount of such adjustments in its favor exceeds $250,000.00. Similarly, Seller may only adjust the Sale Price by reason of it owning a greater net revenue interest at the Closing if the cumulative amount of such adjustments in its favor exceeds $250,000.00.

       (e) If Purchaser shall receive an adjustment at the Closing on account of a Title Defect, Seller shall have until a date that is ninety (90) days after the Closing Date to cure the Title Defect at its cost. If by such date Seller can demonstrate to Purchaser's reasonable satisfaction the Title Defect has been cured, then Seller shall be entitled to reimbursement by Purchaser for the amount of the adjustment received by Purchaser at the Closing as a result of the Title Defect and the property shall be conveyed to Purchaser (if not conveyed at Closing). Purchaser shall pay such amount to Seller within ten (10) business days from the date that the parties agree the Title Defect has been cured.

6.06 CASUALTY DEFECT: If prior to the Closing any of the Interests are substantially damaged or destroyed by fire or other casualty ("CASUALTY DEFECT"), Seller shall notify Purchaser promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure the





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       Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing them with equivalent items, no later than the Closing Date, all to Purchaser's reasonable satisfaction. If any uncured Casualty Defects exist at the Closing, Purchaser shall proceed to purchase the Interests affected thereby, and the Sale Price shall be reduced by the aggregate reduction in the value of the Interests on account of such Casualty Defects, as determined by the mutual agreement of the parties. If the parties fail for any reason to agree prior to the Closing on the amount of any Sale Price adjustments on account of Casualty Defects, Purchaser shall accept the affected Interests and the Sale Price shall be reduced by an amount determined by a mutually acceptable independent appraiser, to be equal to the value of all Casualty Defects not accounted for at the Closing.

                   ARTICLE 7. THIRD PARTY RIGHTS AND CONSENTS

       It is understood by Purchaser that certain of the Interests are or may be subject to (1) preferential purchase rights, rights of first refusal and similar option rights in third parties to purchase a part of the Interests (collectively, "Preferential Rights') or (2) lessors' approvals or other consents to transfer any part of the Interests (other then governmental approvals and other consents routinely acquired after a transfer) including the non-transferability requirement of any license, permit, right-of-way, pipeline franchise or easement, or a requirement for renegotiation upon transfer of ownership (collectively, "Consents to Assigns"). This Agreement shall be subject to the terms and conditions of such Preferential Rights and Consents to Assign. Seller shall use its best efforts to notify the holders of such Preferential Rights of the proposed transfer of the affected properties and the amount of the Sale Price allocated to such properties. if any third party exercises a valid Preferential Right, the affected properties shall be excluded from the Interests and the Sale Price reduced by the amount allocated to the affected properties. Seller shall promptly notify Purchaser of the exercise of any Preferenffal Right and of the lapse of any applicable period of time within which a Preferential Right must be exercised. Seller shall attempt to satisfy all Consents to Assign prior to the Closing Date. If a Consent to Assign is not obtained (and Purchaser does not waive the obligation to secure such consent), then the affected properties shall be excluded from the Interests and the Sale Price reduced by (i) the amount allocated to the affected properties, if the Consent to Assign prohibits the transfer of an oil and gas lease, interest in a unit, or other property, or (ii) in any other case, an amount mutually agreed to by Purchaser and Seller required to replace any material part of the Interests necessary for the continued production and sale of hydrocarbons from the Interests, or in the event the parties cannot agree to such amount, then the affected properties shall be excluded from the Interests and the Sale Price reduced by the amount allocated to the affected properties.

                   ARTICLE 8. TAX-DEFERRED EXCHANGE ELECTION

       Seller may, at or before the Closing, designate in writing one or more properties which Purchaser will acquire and trade to Seller for the Interests (herein collectively called the "Exchange Property"). If Seller has not found a suitable Exchange Property prior to the Closing, Seller may elect, by notice to Purchaser delivered on or before the Closing Date, to have the Adjusted Sale Price paid to a trustee until Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the trustee within the time periods prescribed in Section 1031 (a)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall thereupon be conveyed to Seller. If Seller fails to designate and the agent or trustee fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the trustee shall be paid immediately to Seller. The rights and responsibilities of Seller, Purchaser and the trustee shall be documented with such agreements containing such terms and provisions as shall be determined by Seller to be necessary to accomplish a tax free exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Purchaser set forth hereinafter. If Seller makes a tax deferred exchange election, Purchaser shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Interests and Seller shall indemnify, save, discharge, release and hold Purchaser and its affiliates harmless from and against all claims, expense (including reasonable attorneys' fees), loss and liability resulting from Purchaser's participation in such an exchange.

                        ARTICLE 9. HART-SCOTT-RODINO ACT

       This Agreement is subject in all respects to and conditioned upon compliance by the parties with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and rules and regulations promulgated pursuant thereto, to the extent that said Act, rules and regulations are applicable to the transactions contemplated by this Agreement. The parties shall make such filings with and provide such information to the Federal Trade Commission as are required in connection with the Act as soon as practicable after the date hereof, and the Closing shall take place as soon as practicable after the expiration of any applicable waiting period under the Act.

                          ARTICLE 10. REPRESENTATIONS

10.01 EXCLUSIVITY OF REPRESENTATIONS: THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS ARTICLE 10 OR OTHERWISE STATED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. FURTHERMORE, THE REPRESENTATIONS CONTAINED IN SECTIONS 10.01, 10.02 AND 10.03 SHALL SURVIVE THE CLOSING, BUT ALL OTHER REPRESENTATIONS IN THIS AGREEMENT SHALL TERMINATE AT, AND SHALL NOT SURVIVE, THE CLOSING.

10.02  MUTUAL REPRESENTATIONS:  Each party represents to the other that:

       (a) it is a corporation (or limited partnership in the case of Purchaser) duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation, and is duly qualified to do business in the States in which the Interests are located;

       (b) it has all authority necessary to enter into this Agreement and to perform all its obligations hereunder;

       (c) its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (1) violate or conflict with any provision of its Certificate of Incorporation, ByLaws, limited partnership agreement or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation;

       (d) this Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally; and

       (e) it has been represented by legal counsel of its own selection who has reviewed this Agreement.

10.03 BROKERS: Neither party has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement in respect of which the other party may have any responsibility; and any such obligation or liability that might exist shall be the sole obligation of the party whose action gave rise thereto.

10.04 FURTHER DISTRIBUTION: Purchaser is acquiring the Interests for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder or distribution thereof in violation of any other applicable securities laws.

10.05 SELLER'S REPRESENTATIONS: For the purpose of this Agreement, references to the "best of its knowledge and belief" of Seller means the actual and current knowledge of Seller's officers and employees, without any duty of investigation by such officers and employees. Except as expressly disclaimed in Article 11 hereof, Seller represents the following:

       (a) Seller owns the Interests and has the full power and right to sell and convey the same, subject to any Preferential Rights or Consents to Assign that may exist with respect thereto; and

       (b) To the best of its knowledge and belief, Seller has complied in all material respects with the provisions and requirements of all orders, regulations and rules issued or promulgated by governmental authorities having jurisdiction with respect to the Interests operated by Seller and has filed for and obtained all governmental certificates, permits and other authorizations necessary for Seller's current operation of the Interests other than permits, consents and authorizations required for the sale and transfer of the Interests to Purchaser which shall be the responsibility of Purchaser.

       (c) To the best of its knowledge and belief, Seller has not defaulted or violated any agreement to which Seller is a party or any obligation to which Seller is bound affecting or pertaining to the Interests other than as disclosed hereunder or on any Exhibit attached hereto.

       (d) There are no liens or security interests on the properties subject hereto except for liens for taxes not yet due or delinquent or liens relating to obligations not yet due or pursuant to which Seller is not delinquent.

       (e) There are no suits, actions, claims, investigations or any legal, administrative or arbitration proceedings pending or to the best of Seller's knowledge and belief asserted against Seller which, affect or pertain to the Interests, other than as disclosed hereunder or on any Exhibit attached hereto.

       (f) The oil and gas leases included within the Interests are in full force and effect.

       (g) Without affecting Seller's disclaimers of certain warranties and representations under Article 11 hereof, and to the best of Seller's knowledge and belief, between the date hereof and until Closing, Seller will make a good faith effort to disclose to Purchaser all information requested by Purchaser in Seller's possession regarding any and all material matters affecting the property which a reasonable and prudent operator would want to know.

       (h) Seller has not and from the date of this Agreement and prior to Closing unless this Agreement is terminated sooner, shall not sell, encumber or agree to sell or encumber any portion of the Interests to any party other than the Purchaser.

            ARTICLE 11. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

11.01 NO WARRANTY OR REPRESENTATION BY SELLER: SELLER SHALL WARRANT AND DEFEND TITLE TO THE PROPERTY BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE. EXCEPT FOR THE FOREGOING. THE TRANSACTION CONTEMPLATED HEREBY SHALL BE WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THE CONDITION OF ANY WELL CASING, TUBING OR DOWNHOLE EQUIPMENT. PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE INTERESTS, AND PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. IN ADDITION, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE INTERESTS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OR POTENTIAL OF THE INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE INTERESTS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO PURCHASER ARE PROVIDED PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

11.02 EXPRESS DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES: THE ASSIGNMENTS AND BILLS OF SALE, LEASES, DEEDS OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 11. ALSO, ALL SUCH ASSIGNMENTS, LEASES, DEEDS AND OTHER CONVEYANCE DOCUMENTS SHALL EXPRESSLY STATE THAT THE INTERESTS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS, RELATED OIL FIELD OPERATIONS, AND THE STORAGE OF OIL, GAS AND OTHER HAZARDOUS SUBSTANCES.

                       ARTICLE 12. CONDITIONS OF CLOSING

       Each party's obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

12.01  REPRESENTATIONS:  The representations contained in Article 10 and
       Article 12 hereof shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

12.02 PERFORMANCE: Each party shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing Date.

12.03 PENDING MATTERS: Except as provided in Exhibit "A", no suit, action or other proceeding by a third party or a governmental authority shall be pending which seeks substantial damages, fines or other penalties from either party in connection with the Interests, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

12.04 GOVERNMENTAL BONDS: Upon written request by Seller, Purchaser shall deliver or cause to be delivered to Seller proof of bonds, in form and substance and issued by corporate sureties satisfactory to Seller, covering the Interests required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Interests, or a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing.

12.05 FINANCIAL CONDITION: No material adverse change has occurred in the financial condition of either party.

12.06 EXPIRATION OF HSR WAITING PERIOD: The parties shall have filed Notification and Report Forms to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and received all necessary waivers and approvals, and there shall be no legal impediment under such Act to the Closing.

12.07 MANAGEMENT APPROVAL: Seller shall have obtained management approval of this Agreement and the transactions contemplated hereby as required by
       Section 2.04 herein and shall have notified the Purchaser in writing that the appropriate level of management approval has been obtained.

                 ARTICLE 13. TRANSACTIONS ON AND AFTER CLOSING

       At the Closing, the following shall occur:

13.01 ASSIGNMENT AND BILL OF SALE: Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale and other necessary conveyance instruments in a form that is mutually acceptable to the parties in accordance with the obligations outlined in this Agreement, covering all of the Interests to be sold pursuant hereto.

13.02 OIL AND GAS LEASE: Any unleased mineral interests of Seller included in this transaction shall not be conveyed to Purchaser but shall, upon and subject to the provisions hereof, be leased to Purchaser by oil and gas lease.

13.03 ADJUSTED SALE PRICE: Purchaser shall deliver to Seller or Seller's designee the Adjusted Sale Price and any applicable closing charges.

13.04 REGULATORY FILINGS: Purchaser shall deliver to Seller evidence of filing showing compliance with the appropriate regulatory authority dealing with plugging of any dry or inactive well(s) included in the Interests, along with evidence of the appropriate bond, surety letter or letter of credit in a form acceptable to such authority.

13.05 CHANGE OF OPERATOR: Seller shall provide Purchaser with executed change of operator forms on all wells (active or inactive) operated by Seller, as required by the applicable state regulatory body, to effect a change of operator for the Interests, subject to any applicable operating agreement, but only to the extent allowed or permitted by such operating agreement.

13.06 POSSESSION OF THE INTERESTS: Seller shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Purchaser exclusive possession of the Interests upon the Closing.

13.07 NOTICE OF SALE: Immediately after the Closing, Purchaser shall notify all operators, non-operators, oil and gas purchasers, government agencies and royalty owners that it has purchased the Interests.

13.08 COPIES OF RECORDS AND DOCUMENTS: Seller shall, at or as promptly as reasonably possible after the Closing, provide Purchaser (by electronic transfer where practical), with copies or originals of records and documents in Seller's possession relating to the Interests, including, but not limited to nonproprietary financial information relating to the interests, land and lease files, division of interest computer printouts, contract files, well files and well logs. SELLER MAY RETAIN COPIES OR ORIGINAL FILES AS DEEMED APPROPRIATE AND SHALL HAVE NO OBLIGATION TO FURNISH PURCHASER ANY DATA OR INFORMATION WHICH SELLER CONSIDERS PROPRIETARY OR CONFIDENTIAL OR WHICH SELLER CANNOT PROVIDE PURCHASER BECAUSE OF THIRD PARTY RESTRICTIONS ON SELLER. NOTWITHSTANDING THE FOREGOING, SELLER SHALL DELIVER TO PURCHASER THE ORIGINAL OF ITS FILES LOCATED IN MIDLAND, TEXAS AND IN ITS FIELD OFFICES WHICH RELATE TO THE INTERESTS, AND COPIES OF LOGS SELLER HAS ON FILM.

               ARTICLE 14. ALLOCATION OF PRODUCTION AND PROCEEDS

       All production of oil, gas and other minerals from the Interests prior to the Effective Time, and all proceeds from the sale of such production, shall be the property of Seller. Ail such production upon and after the Effective Time, and all proceeds from the sale thereof, shall be the property of Purchaser. Production shall be allocated to the parties based upon the most reliable measurement method or allocation calculation information available and mutually acceptable to the parties. Purchaser shall pay Seller for oil in inventory above pipeline connection at Mobil Oil Corporation's posted field price for oil of like grade and gravity in the field at the Effective Time. Purchaser shall assume all rights and/or liabilities of Seller arising from any gas imbalances affecting the Interests as of the Effective Time and thereafter. Purchaser shall indemnify, defend, save, discharge, release and hold Seller harmless from any claims for gas imbalances which have accrued prior to the Effective Time.

       Further, as part of the final accounting provided in Article 19, Seller shall revise the gas imbalances indicated in Exhibit "F" to reflect the actual imbalance volumes as of the Effective Time. The difference between the gas imbalances indicated on Exhibit "D" and the actual gas imbalances as of the Effective Time shall be multiplied by $1.50 per MCF and the aggregate adjustment amount shall be appropriately accounted for in the final settlement.

            ARTICLE 15. RESPONSIBILITY FOR PAYMENTS AND OBLIGATIONS

       Seller shall be responsible for (i) all lease rentals, shut-in-royalties, minimum royalties, payments in lieu of production, production royalties (including royalties paid in kind), overriding royalties, production payments and net profits payments, and (ii) all operating costs, vendor and contractor invoices and other liquidated monetary obligations of Seller that in each case accrued prior to the Effective Time and are attributable to the ownership, operation, use or maintenance of or otherwise relate to the Interests. Purchaser shall be responsible for all of the above-described payments and obligations that have accrued or may accrue on and after the Effective Time, and shall reimburse Seller for any such payments or obligations paid by Seller on or after the Effective Time.

       Additionally, Seller shall be responsible for the settlement of all joint billing audits which relate to accounting periods prior to the Effective Time. Purchaser shall be responsible for the settlement of all joint billing audits which relate to accounting periods on and after the Effective Time. Any credits received by Purchaser after the Effective Time attributable to expenses paid prior to the Effective Time shall be paid to Seller by Purchaser within fifteen (15) days of Purchaser's receipt thereof.

                      ARTICLE 16. TAXES AND PREPAID ITEMS

16.01 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES: All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Interests for the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Purchaser. The portion of such apportioned tax liability which is attributable to Seller shall be credited to Purchaser's account. Purchaser shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Time occurs. Purchaser shall supply Seller with copies of the filed reports and proof of payment promptly after filing and paying same.

16.02 PRORATION OF TAXES, ETC.: All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and/or federal taxes or assessments attributable to the Interests or any part thereof prior to the Effective Time, remain Seller's responsibility and all deductions, credits and refunds pertaining to the aforementioned taxes, attributable to the Interests or any part thereof prior to the Effective Time (no matter when received), belong to Seller. All such taxes attributable to the Interests or any part thereof on and after the Effective Time are Purchaser's responsibility, and Purchaser shall reimburse Seller for any such taxes previously paid by Seller, and all deductions, credits, and refunds pertaining thereto on and after the Effective Time (no matter when received) belong to Purchaser.

16.03 APPORTIONMENT OF PREPAID: Unearned insurance premiums (if any), paid utility charges applicable to periods following the Effective Time, prepaid rentals, prepaid joint interest stock accounts and any other prepaid or accrued payables, if any, attributable to the Interests shall be prorated as of the Effective Time and amounts owing from such proration shall be settled with a final accounting, which shall be made at such time as complete records are available.

                             ARTICLE 17. OPERATIONS

       Seller, as to the portion of the Interests to be conveyed which it now operates, shall from the date of execution of this Agreement, continue to operate the Interests in accordance with all applicable local, state and Federal laws, rules and regulations including all Environmental Laws and to operate the same in a good and workmanlike manner until the Closing, when such operations shall be turned over to and become the responsibility of Purchaser, unless an applicable unit, pooling, communitization or operating agreement requires otherwise or Purchaser otherwise requests that Seller continue such operations, in which case (unless Purchaser and Seller otherwise agree) Seller shall continue the physical operation of such portion of the Interests pursuant to and under the terms of such applicable agreement, until such time after the Closing as such applicable agreement may require or Purchaser assumes such operations; provided, however, that Seller shall have no liability as operator to Purchaser for losses or damages sustained, or liabilities incurred, WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT, SIMPLE OR SOLE NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF SELLER OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER IN

LAW (WHETHER COMMON OR STATUTORY) OR EQUITY, except as may result directly from Seller's gross negligence or willful misconduct. Any operations from and after the Effective Time shall be conducted by Seller for and on behalf of Purchaser, and Seller shall make appropriate charges to the Purchaser for such services as operator of the Interests (or any portions thereof) performed by Seller from and after the Effective Time. If any of the properties that Seller continues to operate on behalf of the Purchaser are subject to an operating agreement, Seller shall make appropriate charges to the Purchaser in accordance with such operating agreement which will include overhead charges attributable to Seller's gross working interest. Purchaser shall reimburse Seller for all reasonable and necessary expenses incurred by Seller in such operation, or in the protection or maintenance of the Interests. Any such charges and expenses shall be recovered by Seller as part of the final accounting described in
Article 19. Seller will market the oil and gas produced from the Interest and disburse royalties for up to sixty (60) days after Closing, if necessary and will remit any net proceeds of funds received from the marketing of such oil and gas in accordance with Seller's standard practices for purchasing and/or marketing third party oil and gas.

                   ARTICLE 18. SUBSEQUENT DRILLING OPERATIONS

       After full execution of this Agreement and prior to delivery of possession of the Interests to Purchaser under the applicable provisions of this Agreement, Seller shall not, without Purchaser's prior written consent, propose or conduct any operation for the drilling, testing, completing, reworking, re-completing, sidetracking, deepening, plugging back or plugging and abandoning a well with respect to the Interests (a "Drilling Operation") under the terms of any operating agreement or other contract (except repairs or operations made necessary by emergency conditions, after which Seller shall promptly give Purchaser notice with full details of the work done and the costs thereof). If any present party (other than Seller) to an operating agreement or compulsory pooling order proposes a Drilling Operation prior to such delivery of possession of the Interests involving an expenditure of more than $10,000.00, Seller shall promptly notify Purchaser of such proposal and will promptly provide Purchaser with all information, data or other material in Seller's possession that may be relevant to a decision whether or not to participate in such Drilling Operation. Seller shall accept or reject participation in the proposed Drilling Operation based upon Purchaser's election with respect thereto given in writing by Purchaser to Seller within the period allowed in such proposal. Failure by Purchaser to make an election within such period shall be deemed an election by Purchaser not to participate. Any election by Purchaser hereunder, regardless of whether actually made or deemed to be made, shall not result in any adjustment in the amount allocated to the property affected thereby; however, all costs and expenses on account of Purchaser's decision to participate in any such Drilling Operation where Seller has elected not to participate shall be borne by Purchaser, notwithstanding any termination of this Agreement or anything else herein to the contrary.

                          ARTICLE 19. FINAL ACCOUNTING

       If a final settlement statement subsequent to the Closing is necessary, Seller will include in its review, without limitation, all revenue received along with royalties paid, and any operating expenses, taxes, and overhead as provided for in Articles 14, 15, 16, 17 and 18 herein. Seller shall issue the final settlement statement for the Interests conveyed within one hundred twenty
(120) days or such earlier date as is practicable under the circumstances after the Closing. This statement will net revenues received against royalties, operating expenses, taxes, and overhead (if applicable). Purchaser shall respond with objections and proposed corrections within thirty (30) days of the issuance of the final settlement statement. If Purchaser does not respond to the final settlement statement by signing or objecting within thirty (30) days of the issuance of the final settlement statement, said statement shall be deemed approved by Purchaser. After approval by both parties, the final settlement statement for the Interests conveyed will be summarized and a net check or invoice will be sent to the Purchaser. Purchaser agrees to promptly pay any such invoice within thirty (30) days after receipt by Purchaser and shall not offset such amounts against any other obligation or claim made by Purchaser against Seller or its affiliates. Seller will accept only written inquiries regarding the final settlement statement.

                  ARTICLE 20. ADVERSE ENVIRONMENTAL CONDITIONS

20.01 OPERATED INTERESTS: Purchaser shall advise Seller of any Adverse Environmental Condition (as defined herein) related to the Interests which are operated by Seller and provide evidence thereof not later than ten (10) days prior to the Closing. If Purchaser in conducting its environmental due diligence discovers a condition which indicates that an Adverse Environmental Condition might exist on a property, Purchaser shall have the option to delay the Closing for the affected property for 30 days to allow Purchaser additional time to fully substantiate the existence of an Adverse Environmental Condition. Such extension shall not delay the Closing for other properties in accordance with the terms of this Agreement. Except as provided below, Seller, after the Closing, at its sole cost, shall remedy such Adverse Environmental Condition(s), individually or in the aggregate, to the reasonable satisfaction of Purchaser and Seller and in accordance with applicable Environmental Laws (as defined herein) in effect as of the Effective Time unless Seller and Purchaser otherwise agree to either (a) adjust the Sale Price by an amount agreed upon by Seller and Purchaser to be the value of such Adverse Environmental Condition in which case the Interest subject to the Adverse Environmental Condition shall be conveyed to the Purchaser and Purchaser shall assume all liabilities associated with the Adverse Environmental Condition asserted against such interest or (b) exclude the Interest subject to the Adverse Environmental Condition from the sale and reduce the Sale Price by the amount allocated to such interest in Exhibit "B". If the Parties are unable to agree to a course of action with respect to such Adverse Environmental Condition(s) then the Interests subject to such Adverse Environmental Condition(s) shall be excluded from the Sale pursuant to 20.01(b) above. As for Interests containing Adverse Environmental Condition(s) that are conveyed to and accepted by Purchaser that Seller undertakes to remedy, Seller shall indemnify, save, discharge, release and hold Purchaser harmless against all penalties, fines, cleanup or remediation liabilities, claims, demands and causes of action, resulting from the remediation of, or the failure to, fully and completely perform the remediation of the Adverse Environmental Condition(s) in accordance with applicable Environmental Laws. Seller agrees that it will exercise all reasonable efforts and diligence to complete any required environmental cleanup and remediation within two (2) years of the Closing; however, any failure to complete such efforts by such time shall not relieve Seller of its duty to fully and completely satisfy its obligations hereunder. Purchaser shall grant Seller and its representatives such access to the Interests as may be reasonably necessary to satisfy its obligations under this Article, provided such access does not unreasonably interfere with Purchaser's operations. Such access shall be at Seller's sole risk, cost and expense and Seller shall indemnify, defend, save, discharge, release and hold harmless Purchaser from, and pay or reimburse Purchaser on a current basis for, any and all losses, liabilities, liens or encumbrances for labor or materials, claims and causes of action arising out of or in any way connected with or related to any personal injury to or death of any persons or damage to property occurring to or on the Interests as a result of Seller's exercise of its rights under this Section 20.01 whether latent or patent or whether or not such personal injury, death or property damage is caused by PURCHASER'S (OR ITS AGENTS, EMPLOYEES OR CONTRACTORS) (i) ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, JOINT NEGLIGENCE, CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE; OR (ii) STRICT LIABILITY; BUT NOT PURCHASER'S WILLFUL MISCONDUCT.

20.02 NON-OPERATED INTERESTS: Purchaser shall advise Seller of any Adverse Environmental Condition(s) (as defined herein) on the Interests which are not operated by Seller and provide evidence thereof not later than ten (10) days prior to the Closing. After receipt of such notice, Seller and Purchaser shall agree, not later than five (5) days prior to the Closing, to adjust the Sale Price in an amount mutually agreeable to the parties. If the parties cannot agree to an adjustment amount, Purchaser and Seller 14 shall exclude the affected Interests from the sale and adjust the Sale Price by the value allocated thereto in Exhibit "B".

       As used herein, "Adverse Environmental Conditions" shall mean any contamination or condition that is the result of any discharge, release, disposal, production, storage or treatment on, in or below the Interests or migration to or from the Interests to any other land or body of water, wherever located, prior to the Effective Time, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances for which and to the extent that remediation is required or if discovered by the appropriate governmental authority, would reasonably be required by any laws, rules, orders, regulations, permits or judgments in effect as of the Effective Time relating to the protector of the environment ("Environmental Laws").

                          ARTICLE 21. INDEMNIFICATIONS

21.01 INDEMNIFICATION: As used in this Article 21 and the Sections and Subsections hereunder, "Claims" shall include claims, demands, causes of action, liabilities, damages, fines, penalties and judgments of any kind or character, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or known or unknown, and whether or not resulting from third party claims, and all costs and fees (including, without limitation, interest, reasonable attorneys' fees, reasonable costs of experts, court costs and reasonable costs of investigation, including those incurred in enforcing the indemnification provisions contained in this Agreement) in connection therewith. Also, as used in Subsection 21.01(d) herein, "Retained Environmental Liabilities" shall mean any contamination or condition that is the result of any disposal by Seller prior to the Effective Time of any wastes, pollutants, contaminants, hazardous materials or other materials or substances on, in or below any properties not included in the Interests, wherever located, for which and to the extent that remediation is required by any Environmental Laws.

       In addition to any other indemnification or reservation provision contained in this Agreement:

       (a) Purchaser shall (i) as of the Effective Time assume, be responsible for and comply with all duties and obligations of Seller (except liquidated monetary obligations of Seller that accrued prior to the Effective Time as described in Article 15), express or implied, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable law, statute or rule, regulation or order of any governmental authority (specifically including, without limitation, any governmental request or requirement to plug, re-plug or abandon any well of whatsoever type, status or classification, or take any clean-up, remedial or other action with respect to the Interests) and (ii) defend, indemnify, save, discharge, release and hold Seller harmless from and pay or reimburse Seller on a current basis for any and all Claims in connection therewith, except (a) to the extent any such Claim has been asserted against Seller prior to the Effective Time, (b) as otherwise set forth in this Agreement, (c) any Claim expressly retained by Seller pursuant to Section 20.01 of this Agreement, and (d) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by Seller and resulting from or relating to the transactions contemplated in this Agreement. With respect to any Claim for cleanup or remediation of the Interests, such Claim shall be deemed asserted against Seller at the time the Order requiring cleanup or remediation has been issued by the appropriate regulatory agency.

       (b) Except as provided for in Section 6.02, Seller shall defend, indemnify, save, discharge, release and hold Purchaser harmless from any and all Claims for personal injury, death or damage to personal property arising directly or indirectly from or incident to, the use, occupation, operation, maintenance, condition (whether latent or patent) or abandonment of any of the Interests prior to the Effective Time, and asserted against Purchaser and/or Seller within two (2) years of the Closing.

       (c) Except as provided in Subsection 21.01(b), Purchaser shall defend, indemnify, save, discharge, release and hold Seller harmless from and pay or reimburse Seller on a current basis for any and all Claims for personal injury, death or damage to personal property arising directly or indirectly from or incident to, the use, occupation, operation, maintenance, condition (whether latent or patent) or abandonment of any of the Interests, prior to, on or after the Effective Time.

       (d) Except as provided in Article 20 and except for Retained Environmental Liabilities, Purchaser shall defend, indemnify, save, discharge, release and hold Seller harmless from and pay or reimburse Seller on a current basis for any and all Claims for damage to the environment, environmental cleanup, remediation, or compliance, or for any other relief, arising directly or indirectly from or incident to, the use, occupation, operation, maintenance, condition (whether latent or patent) or abandonment of any of the Interests, including without limitation, contamination of the property or premises with Naturally Occurring Radioactive Materials (NORM), whether or not any such Claims result from conditions, actions or inactions present or existing on or before the Closing.

       (e) Except as provided in Subsections 21.01 (c) and 21.01 (d) above, Seller shall (i) be responsible for any and all Claims arising out of the production or sale of hydrocarbons from the Interests (except gas imbalances) or the proper accounting or payment to parties for their interests therein, insofar as such Claims relate to periods of time prior to the Effective Time and (ii) defend, indemnify, save, discharge, release and hold Purchaser harmless from any and all such Claims. These Claims include but are not limited to any and all valid overriding royalty, royalty or net profit interest payments. Purchaser shall be responsible for all Claims of these types insofar as they relate to periods of time from and after the Effective Time and Purchaser shall defend, indemnify, save, discharge, release and hold Seller harmless therefrom.

       (f)    Any claim for indemnity under Subsections 21.01 (a) through 21.01
              (e) above or under any other provision of this Agreement shall be made by written notice from the party seeking indemnification (the "Indemnified Party") to the party required to provide same (the "Indemnifying Party'), together with a written description of any third-party Claim against the Indemnified Party, stating the nature and basis of such Claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third-party Claim which requires a shorter time for response, then within such shorter period as specified by the Indemnified Party in such notice (the "Notice Period'). If the Indemnifying Party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the Claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the Indemnifying Party of the status of the Claim and no right of the Indemnifying Party to approve or disapprove any actions taken in connector therewith by the Indemnified Party. If the Indemnifying Party accepts liability, it shall so notify the Indemnified Party within the Notice Period and elect either (a) to undertake the defense or compromise of such third-party Claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party or (b) to instruct the Indemnified Party to defend or compromise such Claim. If the Indemnifying Party undertakes the defense or compromise of such third-party Claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third party Claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

21.02 EXTENSION AND APPLICATION OF INDEMNITIES: Each party's indemnity obligations in this Agreement shall extend to the other and to the other's parent, subsidiaries and affiliates and their present and former directors, officers, employees, contractors and agents, and to each of their heirs, executors, successors and assigns.

21.03 LIMITATION OF SELLER'S INDEMNITY: Seller shall not be required to indemnify Purchaser or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding, in the aggregate, the Sale Price.

21.04 SOLE AND EXCLUSIVE REMEDY: If the Closing occurs, the sole and exclusive remedy of each of the Indemnified Parties with respect to the purchase and sale of the Interests shall be pursuant to the express provisions of this Agreement. If the Closing occurs, each of Purchaser and Seller shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller or any of its affiliates or Purchaser or any of its affiliates, respectively, and any and all rights, claims and causes of action it may have against Seller or any of its affiliates or Purchaser or any of its affiliates, respectively, arising under or based on any federal, state or local statue, law, ordinance, rule or regulation or common law or otherwise.

21.05 EXPRESS NEGLIGENCE APPLICABILITY: THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, CONCURRENT, SIMPLE OR SOLE NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY, (BUT NOT INCLUDING WILLFUL MISCONDUCT) OF THE PARTY'S AGENTS, EMPLOYEES OR CONTRACTORS. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

21.06 NO LIABILITY FOR KNOWN BREACHES AND FACTS: Neither Seller nor Purchaser shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation, if such breach, misrepresentation or noncompliance shall have been known by the other party at or before the Closing, or (ii) any misrepresentation or breach of warranty if such other party had knowledge of the relevant facts at or before the Closing.

                ARTICLE 22. PHYSICAL CONDITION OF THE INTERESTS:

22.01 USE OF THE INTERESTS: THE INTERESTS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS, RELATED OIL FIELD OPERATIONS AND POSSIBLY FOR THE STORAGE AND DISPOSAL OF WASTE MATERIALS OR HAZARDOUS SUBSTANCES. PHYSICAL CHANGES IN THE LAND MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE INTERESTS ALSO MAY CONTAIN BURIED PIPELINES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN BY SELLER OR BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE PROPERTY. PURCHASER UNDERSTANDS THAT SELLER DOES NOT HAVE THE REQUISITE INFORMATION WITH WHICH TO DETERMINE THE EXACT NATURE OR CONDITION OF THE INTERESTS OR THE EFFECT ANY SUCH USE HAS HAD ON THE PHYSICAL CONDITION OF THE INTERESTS.

22.02 PURCHASER'S INVESTIGATION AND LIABILITY: IN ACCORDANCE WITH SECTION 6.01 AND 6.02 OF THIS AGREEMENT, PURCHASER AGREES THAT PRIOR TO CLOSING THAT IT WILL

       HAVE EITHER WAIVED THE OPPORTUNITY TO, OR WILL HAVE (A) EXAMINED THE PROPERTIES AND SUCH MATERIALS AS IT HAS REQUESTED TO BE PROVIDED TO IT BY SELLER, (B) DISCUSSED WITH REPRESENTATIVES OF SELLER SUCH MATERIALS AND THE NATURE AND OPERATION OF THE INTERESTS AND (C) INVESTIGATED THE CONDITION, INCLUDING SUBSURFACE CONDITION, OF THE REAL PROPERTY AND THE CONDITION OF THE EQUIPMENT. PURCHASER WILL PROCEED TO CLOSING UNDER THIS AGREEMENT ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE INTERESTS INCLUDING SUBSURFACE CONDITION AND PURCHASER SHALL ACKNOWLEDGE THAT THE INTERESTS HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE INTERESTS MAY HAVE OCCURRED AS A RESULT OF SUCH USE AND IN PROCEEDING TO CLOSING UNDER THIS AGREEMENT, PURCHASER SHALL HAVE RELIED SOLELY ON THE EXPRESS REPRESENTATIONS (SOME OF WHICH REPRESENTATIONS TERMINATE AT THE CLOSING) AND COVENANTS OF SELLER IN THIS AGREEMENT, ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE EQUIPMENT AND THE OTHER INTERESTS AND THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS OR STATEMENTS OF ANY REPRESENTATIVES OF, OR CONSULTANTS OR ADVISORS ENGAGED BY SELLER AND (v) LOW LEVELS OF NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) AND MAN-MADE MATERIAL FIBERS (MMMF) MAY BE PRESENT AT SOME LOCATIONS. PURCHASER ACKNOWLEDGES THAT NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE U.S. AND THROUGHOUT THE WORLD. PURCHASER SHOULD MAKE ITS OWN DETERMINATION OF THIS PHENOMENON AND OTHER CONDITIONS. SELLER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ANY PRESENCE OF NORM OR MMMF ON THE PROPERTY AND ON THE CLOSING DATE, EXCEPT AS OTHERWISE PROVIDED HEREUNDER, PURCHASER SHALL ASSUME THE RISK THAT THE INTERESTS MAY CONTAIN WASTES OR CONTAMINANTS AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF WASTES OR CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION. ON THE CLOSING DATE, ALL RESPONSIBILITY AND LIABILITY RELATED TO DISPOSAL, SPILLS, WASTE, OR CONTAMINATION ON AND BELOW THE INTERESTS SHALL BE TRANSFERRED FROM SELLER TO PURCHASER AND, EXCEPT AS PROVIDED IN ARTICLES 20 AND 21, PURCHASER SHALL INDEMNIFY, DEFEND, SAVE, DISCHARGE, RELEASE AND HOLD SELLER HARMLESS THEREFROM. SELLER AND PURCHASER AGREE THAT THE PROVISIONS OF THIS ARTICLE 22 SHALL SURVIVE THE CLOSING.

                    ARTICLE 23. LEASE MAINTENANCE CONDITIONS

Purchaser and Seller acknowledge that certain conditions may exist on the Interests that do not fall under the definition of Adverse Environmental Conditions, but that could be reasonably determined to require an expenditure to correct the condition (hereinafter "Lease Maintenance Conditions"). Purchaser shall advise Seller in writing of any Lease Maintenance Conditions on the Interests which in the aggregate exceed $250,000 and provide evidence thereof not later than fifteen (15) days prior to the Closing. After receipt of such notice, Seller and Purchaser shall agree (not later than seven (7) days prior to the Closing) to adjust the Sale Price in an amount mutually agreeable to the parties, provided, however, such adjustment shall not exceed $1,700,000 in the aggregate. If the parties cannot agree to an adjustment amount for a property, the affected property shall be excluded from the sale and the Sale Price adjusted by the value allocated thereto in Exhibit "B".

                        ARTICLE 24. FURTHER ASSURANCES:

24.01 PERFORMANCE OF OBLIGATIONS: Seller and Purchaser shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Interests pursuant to this Agreement.

24.02 FURTHER CONVEYANCES AND ASSUMPTIONS: After the Closing Date, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actors, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns all of the Interests and to assure fully to Seller and its successors and assigns the assumptions of liabilities and obligations of Purchaser.

                              ARTICLE 25. NOTICES

       All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally; faxed (i.e., sent by facsimile) with receipt acknowledged; mailed by certified or registered mail, return receipt requested, postage prepaid; or delivered by a recognized commercial courier to the party at the address set forth below or such other address as any party shall have designated for itself by ten (10) days' prior notice to the other party.

       Notice is deemed to have been duly received on the day personally delivered; on the day after it is sent by fax, four (4) days after mailing by certified or registered mail and the day after it is received from a recognized commercial courier.

                            Seller:

                            Mobil Exploration & Producing U.S. Inc.
                            Attn: H. L. Hickey
                            12450 Greenspoint Drive
                            Houston, Texas 77060-1991
                            Phone: (713) 775-2800
                            FAX No. (713) 775-4061

                            Purchaser:

                            Titan Resources, L.P.
                            Attn: Dan Colwell
                            500 West Texas
                            Suite 500
                            Midland, Texas 79701
                            Phone: (915) 682-6612
                            FAX No. (915) 687-3863


                           ARTICLE 26. WAIVER OF DTPA

26.01 WAIVER OF TEXAS DTPA: SELLER AND PURCHASER CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41, ET SEQ., OF VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE, AS AMENDED (THE "DTPA"), IF THE INTERESTS ARE LOCATED IN TEXAS. PURCHASER

       HEREBY WAIVES ITS RIGHTS UNDER THE DTPA, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN -ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER REPRESENTS TO SELLER THAT (I) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (II) IT IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (111) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER.

26.02 WAIVER OF COMPARABLE RIGHTS: PURCHASER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE WHERE THE INTERESTS ARE LOCATED.

26.03 PURCHASER'S ACKNOWLEDGMENT: PURCHASER ACKNOWLEDGES THAT THE WAIVERS IN THIS ARTICLE 26 ARE CONSPICUOUS.

                           ARTICLE 27. MISCELLANEOUS

27.01 ENTIRE AGREEMENT: This Agreement, together with any confidentiality agreements relating to the Interests previously executed by Purchaser, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto after the execution of this Agreement. The provisions of Section 6.02 and Articles 18, 26 and this Article 27 shall survive any termination of this Agreement.

27.02 SEVERABILITY: If any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision contained herein; provided, however, that any such invalidity does not materially prejudice either Purchaser or Seller in its respective rights and obligations contained in the valid covenants, conditions, and provisions of this Agreement.

27.03 WAIVER: No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

27.04 CONSTRUCTION OF AMBIGUITY: In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits thereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

27.05 CAPTIONS: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.

27.06 GOVERNING LAW: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without reference to the conflict of laws or principles applied by the courts of the State of Texas. All assignments and instruments of conveyance executed in accordance with this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the state where the Interests conveyed thereby are located.

27.07 WAIVER OF JURY TRIAL: SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE. TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING

       OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

27.08 LIMITATION OF LIABILITY: Seller and Purchaser do hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party and in no event shall the breaching party be liable to the non-breaching party for any indirect, consequential, exemplary or punitive damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party. This Section shall not limit Seller's right to retain the Performance Deposit as liquidated damages under Section 5.01.

27.09 PUBLICITY: Seller and Purchaser shall consult with each other with regard to all publicity and other releases at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party.

27.10 USE OF SELLER'S NAME: As soon as practicable after the Closing, Purchaser shall remove or cause to be removed the names and marks used by Seller and all variations and derivations thereof and logos relating thereto from the Interests and shall not thereafter make any use whatsoever of those names, marks and logos.

27.11 COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.12 ASSIGNMENT: This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which consent may be withheld in its sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. All future conveyances of all or any portion of the Interests shall expressly recognize and perpetuate the rights and obligations set out in this Agreement.

27.13 COSTS AND EXPENSES: Except as otherwise expressly provided herein, each party shall bear and pay its own costs and expenses, including, but not limited to attorneys fees, incurred in connection with this transaction.

27.14 JOINT VENTURE, PARTNERSHIP AND AGENCY: Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the parties.

27.15 CONFIDENTIALITY: Prior to the Closing, Seller and Purchaser to the extent permitted by law, shall keep confidential all information received from the other unless such information is readily ascertainable from public or published information or trade sources or is received from a third-party having no obligation of confidentiality with respect to such information. In the event of the termination of this Agreement, Seller and Purchaser shall return to the other or destroy all information received from the other and, to the extent permitted by law, keep confidential and not use any confidential information obtained pursuant to this Agreement.

27.16 SALE OF INTERESTS LOCATED ON INDIAN OR FEDERAL LANDS: If the Interests are located on Indian or Federal Lands, Purchaser agrees to obtain approval from the appropriate federal and/or state agencies as soon as practicable after the Closing and to provide Seller with a copy thereof. Purchaser shall indemnify, defend, save, discharge, release and hold Seller harmless from and against any liability resulting from Purchaser's failure to abide by this provision.

27.17 MEDIATION: If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules (or such other form of mediation as is reasonably acceptable to both parties) before resorting to arbitration, litigation, or some other dispute resolution procedure. The mediator selected to resolve any dispute hereunder shall be acceptable to both parties. If the parties cannot agree on a mediator, then they shall make application to the Administrative Judge of the State District Courts of Dallas County, Texas for appointment of a mediator. Each parry shall bear its own attorneys' fees in connection with any mediation and the cost of the mediation shall be shared equally by both parties.

27.18 ARBITRATION: If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled by mediation, then the parties agree that the dispute shall be settled by binding arbitration before one (1) mutually acceptable arbitrator having experience in the oil and gas industry with minimal depositions, expedited discovery,~and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The costs of the arbitration shall be shared equally by both parties, and each party shall pay its own attorneys' fees.

27.19 SUSPENDED FUNDS: As soon as practicable after the Closing, Seller shall provide to Purchaser a listing showing all proceeds from production attributable to the Interests that are held in suspense and shall transfer to Purchaser all such suspended proceeds (without reduction to any amounts owed or claimed to be owed to Seller). Purchaser shall be responsible for the proper distribution of all suspended proceeds to the parties lawfully entitled to them, and Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court cost and reasonable attorney fees) arising out of or relating to Purchaser's erroneous distribution of such suspended proceeds.

27.20 DISCLOSURE OF INFORMATION: Seller agrees (i) to provide Purchaser with Disclosure Information (as defined below) for a 36-month period ending no later than November 30,1996 and (ii) to reasonably cooperate with and assist Purchaser in an audit of the Interests which audit shall be performed at no cost to Seller. As used herein, "Disclosure Information" means, as to the Interests, the net revenues, direct operating expenses (including production and property taxes), exploratory and development costs and production volume disclosures required under Statement of Financial Accounting Standards No. 69 and balance sheet and other income statement data in Seller's possession that Purchaser reasonably believes are required to be included in any report filed by Purchaser with the Securities and Exchange Commission. Purchaser shall complete the audit no later than December 31,1996.

27.21 SEISMIC DATA: SELLER, though its Broker, shall license to Purchaser the right to use seismic data as described on Exhibit "E", (subject to any third-party restrictions) for the allocated amount as shown on Exhibit "B". Purchaser will be furnished paper copies of 2-D seismic lines at no reproduction expense to Purchaser; however, Purchaser will be required to pay any other reproduction expense or reprocessing charges directly to Seller's Broker.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.





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



                                     SELLER:

ATTEST:                              MOBIL PRODUCING TEXAS & NEW MEXICO INC.


By:  /s/ G.D. PARKERSON              By: /s/ H.L. HICKEY
   -------------------------------      ----------------------------------------
   Assistant Secretary                   Attorney-in-fact



                                     By: /s/ L.W. COPPEDGE
                                        ----------------------------------------
                                         Attorney-in-fact




                                     PURCHASER:

                                     TITAN RESOURCES, L.P. by and through the General Partner TITAN RESOURCES I, INC.



                                     By: /s/ JACK HIGHTOWER
                                        ----------------------------------------

                                     Title:  PRESIDENT
                                           -------------------------------------





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